Exhibit 99.1

VIVUS Reduces Barrier to Achieving Healthy Weight Goals With Launch of Online Platform to Purchase Qsymia®

A 30% plus reduction in patient out of pocket expense for medication, on-line purchasing and direct home delivery better enable patients to initiate and maintain Qsymia therapy

CAMPBELL, Calif., June 11, 2019 — VIVUS, Inc. (Nasdaq: VVUS) (the “Company”), a biopharmaceutical company, today announced the launch of an e-medicine platform that will enable patients with a prescription for Qsymia® (phentermine and topiramate extended-release) capsules CIV to purchase the medication online and have their orders delivered directly to their homes. The online ordering platform is another component of the Qsymia Advantage Program, which is designed to improve patient access to Qsymia.

“One of the consistent pieces of feedback that we have heard from patients utilizing and physicians prescribing Qsymia has been the high out of pocket cost.  Historically, the patient’s out of pocket cost has been in excess of $140 per month for the low strength doses and in excess of $200 per month for the high strength doses.  These high out of pocket costs limited patients from initiating therapy or continuing therapy after initiation,” said John Amos, Chief Executive Officer at VIVUS. “We listened to the prescribing physicians and our patients and, through an innovative use of technology, we have made changes to the Qsymia pricing structure to reduce patient out of pocket cost by as much as 30% or greater at higher strength doses.  We believe these lower out of pocket costs will allow a much larger number of patients and their physicians to better access Qsymia across all dosage strengths.  The ability to fill Qsymia prescriptions online further simplifies the Qsymia prescription filling process for the patient, and we expect it will extend the period of time patients use Qsymia.”

With the Qsymia Advantage Program, new and existing patients with a Qsymia prescription can receive their monthly medication for $98 plus shipping and handling, a 30% or greater reduction in out of pocket expense. This new online purchasing platform  makes it easier and less expensive for patients to access Qsymia which we believe will ultimately help patients advance their efforts towards achieving their weight goals.

Mr. Amos added, “In the 21st century, meeting patients’ medication needs requires more than innovative drug development. VIVUS is committed to leveraging technologies to establish novel approaches that remove barriers to care and improve the health economics for our patients and products, ultimately improving the health outcomes for our patients. Over the next six to 12 months, we plan on leveraging additional technologies to help facilitate the patient’s journey.”

About Qsymia

Qsymia is approved in the United States and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors; or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs.  For more information about the Company, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to execute on our business strategy to enhance long-term stockholder value; risks and uncertainties related to our expected future revenues, operations and expenditures; risks and uncertainties related to our, or our current or potential partners’, ability to successfully commercialize Qsymia, including our ability to improve patient and physician access to Qsymia; risks and uncertainties related to the impact of promotional programs for Qsymia on our net product revenue and net income (loss) in future periods; and risks and uncertainties related to our ability to sell through the Qsymia retail pharmacy network and the Qsymia Advantage Program. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2018 as filed on February 26, 2019, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners
Mark Oki	David Carey
Chief Financial Officer	Managing Director
oki@vivus.com	dcarey@lazarpartners.com
650-934-5200	212-867-1768